EXHIBIT 3.75

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

ARTICLES OF ORGANIZATION

VIRGINIA CONCESSIONS, L.L.C.

Pursuant to Chapter 12 of Title 13.1 of the Code of Virginia of 1950, as amended, the undersigned states as follows:

1.                                       The name of the limited liability company is Virginia Concessions, L.L.C. (the “Company”).

2.                                       The address of the initial registered office in Virginia is c/o Hirschler, Fleischer, Weinberg, Cox & Allen, 701 East Byrd Street, 15th Floor, Richmond, Virginia 23219. This address is located in the City of Richmond.

3.                                       The initial registered agent of the Company is James L. Weinberg, Esquire, who is a resident of the Commonwealth of Virginia, a member of the Virginia State Bar, and whose business address is the same as that of the initial registered office of the Company.

4.                                       The post office address of the principal office where the records will be maintained pursuant to Virginia Code Section 13.1-1028 is 1231 Main Avenue, Cleveland, Ohio 44113.

5.                                       The period of duration of the Company is until December 31, 2025.

6.                                       The Company will be managed by a Manager or Managers.

7.                                       Signature:

/s/ James L. Weinberg	11/15/95
James L. Weinberg, Esquire	Date
Organizer